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                                                     EXHIBIT 10(a)(17)


                        EMPLOYMENT AGREEMENT

         AGREEMENT made and entered into, and effective as of April 1, 1995 (the "Agreement"), by and between TEXFI INDUSTRIES, INC., a Delaware corporation with offices at 5400 Glenwood Avenue, Raleigh, North Carolina ("Texfi" or the "Company"), and William L. Remley, ("Remley").
                        W I T N E S S E T H:
         WHEREAS, Texfi desires to employ Remley and to enter into the Agreement embodying the terms of such employment; and
         WHEREAS, Remley desires to accept such employment and to enter into the Agreement;
         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the parties agree that the following provisions shall constitute the Agreement:

         1. Employment. Texfi hereby employs Remley and Remley hereby accepts employment with Texfi for the term set forth in Section 2

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below, in the position and with the duties and responsibilities set forth in Section 3 below, and upon the other terms and conditions hereinafter stated.
         2. Term. Unless otherwise terminated as hereinafter provided, the term of the Agreement shall commence as of April 1, 1995, and shall continue through March 31, 1997.
         3.  Position, Duties, Responsibilities, Extent of Services.
             3.1. Position. It is intended that, at all times during the term of the Agreement, Remley shall serve as Vice Chairman of the Board of Directors and Chief Executive Officer of the Company. In accordance with such position, he is hereby granted appropriate responsibilities, duties, and authorities, subject to the direction of the Board of Directors of the Company.
             3.2. Extent of Services. During his employment under this Agreement, Remley shall devote substantially his full time and attention to the business and affairs of Texfi; provided, however, that nothing in this Agreement shall preclude Remley from engaging in charitable and civic activities or from managing his investments

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in other businesses so long as such outside activities do not unreasonably interfere with the performance of his duties and responsibilities under this Agreement.
         4. Salary. For services rendered by him under this Agreement, Remley shall receive a base salary at the annual rate of $350,000 (the "Base Salary"), payable at least in equal monthly installments. The Base Salary will be reviewed by the Compensation Committee and the Board of Directors following completion of the 1995 fiscal year of the Company.
     5. Annual Incentive Plan. Remley will be entitled to participate in the Annual Incentive Plan dated as of April 1, 1995, a copy of which is attached to and made a part of this Agreement.
     6. Employee Benefit Plans. Remley will be provided employee benefit programs comparable to those being provided by Texfi to senior executive officers during the term of the Agreement.
     7.   Reimbursable Expenses.
          7.1 Business Expenses. During the term of his employment hereunder, Remley shall be entitled to receive proper reimbursement for all reasonable out-of-pocket expenses incurred by

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him (in accordance with the policies and procedures established by Texfi for its senior executive officers) in performing services hereunder, provided Remley properly accounts therefor.
          7.2 Automobile. During the term of his employment hereunder, Texfi will pay to Remley $500.00 per month as an allowance for automobile expenses incurred in performing his duties on behalf of Texfi.
     8.   Termination of Employment.
          8.1. Death. In the event of the death of Remley during the term of this Agreement, the following payments shall be made to his designated beneficiary or, in the absence of such designation, to his estate: (a) his Base Salary, as provided in Section 4, through the end of the month in which death occurs, and (b) any amounts due under the Annual Incentive Plan in accordance with the terms of such plan.
          8.2 Long-Term Disability. In the event that Remley shall suffer an illness or mental or physical disability or incapacity of such a nature, degree or effect that he is unable to perform his duties hereunder for a continuous period of six months or for

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shorter periods aggregating six months within any 12-month period, the
Company, at its sole option, may terminate his employment and this Agreement. Upon such termination, Remley shall be entitled to payment of (a) his Base Salary, as provided in Section 4, through the end of the pay period in which the termination occurs, and (b) any amounts due under Annual Incentive Plan in accordance with the terms of such plan.

          8.3. For Cause. The Company shall have the right to terminate the employment of Remley and this Agreement for "cause." For purposes of this Agreement, "cause" shall mean: (i) Remley's willful and continued failure to perform substantially his duties under this Agreement (other than by reason of illness or mental or physical disability or incapacity) for more than 60 days after a written demand for substantial performance is delivered to him by the Board of Directors of the Company, which demand specifically identifies the manner in which Remley has not substantially performed his duties; (ii) theft or misappropriation by Remley of assets of the Company; or (iii) actions by Remley which constitute an act of moral turpitude or that materially injure the Company.

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If Remley's employment is terminated for cause, he shall be entitled to his Base Salary, as provided in Section 4, through the end of the pay period in which the termination occurs.
          8.4 Without Cause. Notwithstanding any other term or provision of this Agreement, the Company may terminate Remley's employment and this Agreement at any time and for whatever reason it deems appropriate. In the event such termination by the Company occurs and is not due to disability pursuant to Section 8.2 or for cause pursuant to Section 8.3, Remley shall be entitled to payment of (a) his Base Salary, as provided in Section 4, for the greater of six (6) months from the date of termination or the remaining term of this Agreement, and (b) any amounts due under the Annual Incentive Plan in accordance with the terms of such plan.
          8.5. Voluntary Termination. Remley may voluntarily terminate his employment with the Company on at least 60 days' prior written notice. Upon such termination, Remley shall be entitled to his Base Salary, as provided in Section 4, through the end of the pay period in which the termination occurs.



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     9.   Acceleration of Stock Options.  All outstanding and unexpired stock options held by Remley that are not then exercisable shall become exercisable, in whole or in part, for a period of sixty (60) days following termination of employment pursuant to Section 8.4.
   10.    Covenants Not to Compete.
               10.1. Competition; Soliciting Customers. Remley promises and agrees that, until the later of (a) the termination of the Agreement or (b) the expiration of any salary payments made to Remley pursuant to Section 8.4, he will not, directly or indirectly:

                    (i) own, manage, operate, control, be employed by, render advisory services to, participate in or be connected in any management or control of any business in the United States that is engaged in competition with Texfi or any of its subsidiaries or affiliates in the commission dyeing and finishing of

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              textile products or the manufacture and/or sale of textile products of the same or a like nature to the products of Texfi and its subsidiaries, or
                    (ii) influence or attempt to influence any customer of Texfi or any of its subsidiaries or affiliates to divert its purchases of woven or knit fabrics or other products to any individual, partnership, firm, corporation or other entity then in competition with Texfi or any of its subsidiaries or affiliates.
For purposes of this Section 10.1, "competition with Texfi or any of its subsidiaries or affiliates" shall mean direct competition for customers of textile products or services in any geographic area in which Texfi or any of its subsidiaries or affiliates is engaged, directly or indirectly, in selling or attempting to sell such products or services.
               10.2.  Soliciting Employees; Interference.  Remley
promises and agrees that, for a period of one year after the later

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of (a) the termination of the Agreement, or (b) the expiration of any salary payments made to Remley pursuant to Section 8.4, he will not, directly or indirectly:
                    (i) solicit any employee of Texfi or any sub-
               sidiary or affiliate of Texfi, who earned annually $25,000 or more as an employee during the last six months of Remley's employment by Texfi, to work for any business, individual, partnership, firm, corporation or other entity then in competition with the business of Texfi or any of its subsidiaries or affiliates; or
                    (ii) wrongfully interfere with, disrupt or
               attempt to disrupt the relationship, contractual or otherwise, between Texfi and any other party, including without limitation any supplier, distributor, lessor or lessee, licensor or licensee.
               10.3. Scope. Remley acknowledges and agrees that the covenants set forth in Sections 10.1 and 10.2 shall be enforceable in accordance with their terms notwithstanding any

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termination of the Agreement or his employment by Texfi, for any reason whatsoever, including without limitation, the termination of his employment under the circumstances described in Sections 8.3, 8.4, and 8.5; and the obligations set forth in Sections 10.1 and 10.2 shall continue as therein provided irrespective of whether payments are required by Texfi to Remley under the Agreement except that Remley shall not be bound by said covenants if Texfi fails to make any payments which, under the terms of the Agreement, it has agreed to make to Remley after the termination of his employment.
               10.4. Savings Clause. It is the desire and intent of the parties that the provisions of Sections 10.1 and 10.2 shall be enforced to the fullest extent permitted under the laws and public policies of each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of Sections 10.1 and 10.2 shall be adjudicated to be invalid or unenforceable, such adjudication shall apply only with respect to the operation of that portion in the particular jurisdiction in which such adjudication is made, and all other portions shall continue in full force and effect.

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   11.    Confidential Information; Rights to Materials.
          11.1. Confidential Information. Remley agrees not to disclose, either while in Texfi's employ or at any time thereafter, to any person not employed by Texfi, or not engaged to render services to Texfi, any confidential and proprietary information of Texfi obtained by him while in the employ of Texfi, including, without limitation, any of Texfi's methods, processes, techniques, shop practices, formulae, research data, marketing and sales information, personnel data, customer lists, financial data, plans, and all other know-how, trade secrets and proprietary information of Texfi; provided, however, that this provision shall not preclude Remley from use or disclosure of information known generally to the public (other than information known generally to the public as a result of a violation of this Section 11.1 by Remley), from use or disclosure of information acquired by Remley outside of his affiliation with Texfi, from disclosure required by law or court order, or from disclosure appropriate and in the ordinary course of carrying out his duties and authorities hereunder (e.g., disclosure


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to Texfi's outside accountants, bankers or trade creditors of financial data properly requested by such persons).
          11.2 Rights to Materials. Remley also agrees that, upon termination of his employment for whatever reason, he will not take with him, without the prior written consent of an officer authorized to act in the matter by the Board of Directors, any records, files, memoranda, reports, price lists, customer lists, drawings, plans, sketches, documents, specifications, and the like (or any copies thereof) relating to the business of Texfi.
     12. Assignment by Texfi. This Agreement shall be binding upon and shall inure to the benefit of Texfi or any corporation or other entity to which Texfi may transfer all or substantially all of its assets and business (by operation of law or otherwise) and to which Texfi may assign this Agreement, in which case "Texfi," as used herein, shall mean such transferee corporation or other entity.
    13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws and judicial decisions of the State of North Carolina.


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    14.  Entire Agreement.  This Agreement contains all of the understandings and agreements of the parties hereto with respect to the employment of Remley by the Company and supersedes all prior understandings and agreements between the parties, whether oral or in writing.
    15. Amendment; Waiver. No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver is agreed to in writing and signed by Remley and by an officer of the Company duly authorized to sign by the Board of Directors of the Company. No waiver by either party hereto of any breach by the other of any provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision at the same time or at any prior or subsequent time.
    16. Severability. If any one or more of the provisions contained in this Agreement shall be invalid, illegal, or unenforceable in any respect under applicable law, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.


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    17.  Withholding.  Anything herein to the contrary notwithstanding, all payments made by the Company hereunder shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.
     IN WITNESS WHEREOF, the parties have executed this Agreement.

                              TEXFI INDUSTRIES, INC.


                              By: /S/ Andrews J. Parise
                                  Andrews J. Parise, President


                               /S/ William L. Remley
                              William L. Remley



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                       TEXFI Industries, Inc.
                     Awards Determination Sheet
               Fiscal Year 1995 Formulas and Measures

                                 For

                       Chief Executive Officer

I.   Annual Incentive for Cash Flow*

The Participant will be paid an annual incentive as a percent of the Participant's Base Salary for attainment of the Company's budgeted Cash Flow* as follows:

If Actual Cash Flow*                    The Bonus as a Percent Of
Achieved is..                           Base Salary is...

Less than or equal to
    $16.1 Million                                 0.0%
Equal to $19.4 Million                           50.0%
Equal to $22.0 Million                           75.05

For actual Cash Flow* attainments between the categories listed above, the bonus percentage will be calculated on a pro-rata basis. For example:

     Cash Flow* attainment of $18.0 Million would equal a bonus percentage of 28.8%.

     Cash Flow* attainment of $21.0 Million would equal a bonus percentage of 65.4%.

     *Cash Flow shall mean the Earnings Before Interest Taxes
    Depreciation and amortization (EBITDA) plus Net Changes in Working Capital Accounts (Inventory, Accounts Receivable, and Accounts Payable) for the Company.

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II. Bonus Payments

Bonus payments will be awarded 50% in cash and 50% in Stock pursuant to an appropriate plan established and designated by the Compensation Plan. It is the intention of the Board to have such plan designate that stock purchases will be made at 85% of the market value of the average closing stock price for the preceding 20-day period.

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